UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2/A-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sekoya Holdings Ltd.

-----------------------------------------

(Name of small business issuer in its charter)

Nevada	6199	N/A
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Sekoya Holdings Ltd.

Shirley Wong, President

916 West Broadway Street

Vancouver, British Columbia

Canada V5Z 1K7

Tel: (604) 269-6622

---------------------------------------------------

(Address and telephone number of principal executive offices)

Empire Stock Transfer Inc.

7251 West Lake Mead Blvd, Suite 300

Las Vegas, Nevada, 89128

Tel: (702) 562-4091

---------------------------------------------

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	[ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.	[ ]

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	# of shares to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum # of Shares to be Registered	Amount of Registration Fee (2)
Common Stock	6,055,000	$0.10	6,055,000	$64.79

(1) Based on the last sales price for Regulation S offerings on August 25th, 2005

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

   SUBJECT TO COMPLETION, Dated February 28, 2006

Prospectus

Sekoya Holdings Ltd.

6,055,000 Shares of Common Stock

We are registering for sale by selling shareholders, 6,055,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Our current cash balance is $2,962. Management does not believes the current cash balance is sufficient to fund the current level of organizational and research activities for the following twelve months after the date of this filing.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the Over the Counter Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB upon effectiveness of this registration statement. However, there is no guarantee our common stock will be accepted for quotation on the OTC Bulletin Board. If our common stock becomes quoted on the Over the Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. The selling shareholders are acting as underwriters for the registrant when re-selling their securities and will be conducting their offering of shares at the fixed price of $0.10/share for the duration of the offering.

Our shares are not traded anywhere.

Investing in our common stock involves risk. See "Risk Factors" starting at page 7.

	Offering Price	Expenses	Proceeds to Selling Shareholders
Per Share to Selling Shareholders	$0.10	$0.00	$0.10
Total to Selling Shareholders	$605,500	$0.00	$605,500

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is February 28, 2006.

Summary

Our business

Sekoya Holdings Ltd. was incorporated in the state of Nevada on May 19, 2005. We intend to commence operations as an E-commerce company which will offer a new type of internet payment network for the Asian market. The initial country we plan to introduce our product and services to is China. We currently have signed a contract with a Chinese programmer to create and develop the initial phase of our website, icash.com.cn. The initial phase of our website is scheduled to be completed by the end of February 2006. We currently have not advanced beyond the business plan state from our inception until the date of this filing. In order for us to begin commercialization of our product, we will need to raise additional capital. We currently do not have a specific plan to raise these funds. During August of 2005,we received initial funding through the sale of common stock to investors. We do not intend to open any new stores; enter into any type of new business; or, purchase equipment or other assets in the next twelve month period following the date of this prospectus. From inception until the date of this filing, we have had no material operating activities. Our current cash balance is $2,962. We anticipate that our current cash balance may not satisfy our cash needs for the following twelve-month period.

We are applying to become a public reporting company in order to provide our shareholders increased liquidity for their common shares and to provide our company an alternative avenue to raise additional investment capital in order to proceed with our business plan. The selling shareholders are acting as underwriters for the registrant when re-selling their securities and will be conducting their offering of shares at the fixed price of $0.10/share for the duration of the offering.

Our principal executive offices are located at 916 West Broadway Street, Vancouver, British Columbia and our telephone number is (604) 269-6622. Our fiscal year end is October 31st.

The offering

Following is a brief summary of this offering

Securities being offered by selling shareholders	6,055,000 shares of common stock
Offering price per share	$0.10
Net proceeds to us	None
Number of shares outstanding before offering	6,055,000
Number of shares outstanding after the offering if all of the shares sold	6,055,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at then end of this prospectus.

As of October 31, 2005 (Audited)
Balance Sheet
Total Assets	$2,962
Total Liabilities	$3,700
Stockholder's Equity (Deficit)	$(738)

From Inception through September 30, 2005 (Audited)
Income Statement
Revenue	$0
Total Expense	$25,738
Net Loss	$(25,738)

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Sekoya Holdings Ltd:

    Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations. Our auditors have issued a going concern opinion as at January 16, 2006. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits. If we are unable to do so, we will have to cease operations and you will lose your investment.

    Because we have not yet commenced operations we face a high risk of business failure. We were incorporated on May 19, 2005 and to date have been involved primarily in organizational activities. As of the date of this filing, we have not earned any revenues. Accordingly, you can evaluate our business, and therefore our future prospects, based only on a limited operating history. Potential investors should be aware of the difficulties normally encountered by development stage companies and the high rate of failure for such enterprises.

    If we are unable to protect our Internet domain name, our efforts to increase public recognition of our brand may be impaired. We currently hold the Internet domain name "icash.com.cn". The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business. This could impair our efforts to build brand recognition and to increase traffic to our website. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. Any claims, by or against us, could be time consuming and costly to defend or litigate, divert our attention and resources and result in the loss of goodwill associated with our trade names.

    If we are not able to effectively respond to competition, our business may fail. There are many companies in the internet payment industry that will compete with us in the Chinese market. Most of these competitors have established businesses with substantial volume. We will attempt to compete against these groups by offering a much higher quality product compared to our competitors products. However, we cannot assure you that such a strategy will be successful, or that competitors will not copy our business strategy. Our inability to achieve sales and revenues due to competition will have an adverse effect on our business operations and financial condition.

    Because all of our assets and our officer and director are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or our officer and director. All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our director and officer is a national and/or resident of countries other than the United States, and all or a substantial portion of such person's assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officer or director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our director and officer predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our director and officer predicated upon the securities laws of the United States or any state thereof.

    Because we have only one director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us. Presently, we have only one officer/director. She is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, she will be responsible for the administration of the controls. Should she not have sufficient experience, she may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment.

    Because our sole executive officer will only be devoting limited time to our operations, our operations could be sporadic which may result in periodic interruptions or suspensions of operations and a lack of revenues which may cause us to cease operations. Mrs. Wong, our sole executive officer will be devoting approximately 16 hours week to our operations. Because Ms. Wong will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to Mrs. Wong. As a result, our operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations.

    We need to raise additional investment capital in the future in order to commence our business operations. If we are unable to raise the required investment capital, you may lose all of your investment In the current economic environment; it is extremely difficult for companies without profits or revenues, such as us, to raise capital. We currently do not have a specific plan of how we will obtain such funding; however, we anticipate that additional funding will be in the form of equity financing from the sale of our common stock. In the event we are not successful in selling our common stock, we may also seek to obtain short-term loans from our director, although no such arrangement has been made. At this time, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock or through a loan from our director to meet our initial capital requirement needs. If we are unable to raise the required financing, we will be unable to proceed with our business plan and you may lose your entire investment.

    Our principal shareholder controls 82.58% of our common stock; investors will have little control over our management or other matters requiring shareholder approval. Mrs. Wong, our sole director, president and principal shareholder, currently owns 5,000,000, or approximately 82.58%, of our outstanding common stock, giving her the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including the election of our directors; the acquisition or disposition of our assets, the future issuance of our shares and approval of other significant corporate transactions.  Our principal shareholder may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests.

    Because we do not maintain any insurance, if a judgment is rendered against us, we may have to cease operations. We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party to a lawsuit, we may not have sufficient funds to defend the litigation. In the event that we do not defend the litigation or a judgment is rendered against us, we may have to cease operations.

    Because our articles of incorporation authorize the issuance of 100,000,000 shares of common stock, an investor faces the risk of having their percentage ownership diluted in the future. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. These shares may also be issued without security holder approval and, if issued, may be granted voting powers, rights, and preferences that differ from and may be superior to those of the registered shares.

    Because we are registering for public sale our common shares in the United States, our company will now need to comply with the obligations associated with being a public reporting company in the United States.If we are unable to comply with these obligations, we face the risk of being financially penalized or having the public trading of our common shares halted or ceased completely. As a public reporting company in the United States, we are required to comply with the obligations set out in the Securities Act. Examples of obligations we are required to comply with include timely filings of quarterly and annual statements and ensuring our financial statements are audited and updated. Investors face the risk of losing liquidity of their common shares, if we fail to comply with our obligations and have the trading our common shares halted or ceased.

Risks associated with this offering:

Investment Risks:

    Because there is no public trading market for our common stock, you may not be able to resell your stock. There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

    Because our securities are subject to penny stock rules, you may have difficulty reselling your shares. Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Forward Looking Statements

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as "anticipate", "believe", "plan", "expect", "future", "intend", and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the "Risk Factors" section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

Determination of Offering Price

We selected the $0.10 price for the sale of our shares of common stock. We determined this offering price based upon the price of last sale of our common stock to investors. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

Dilution

Since all of the shares of common stock being registered are already subscribed to and fully paid for and new shares are being issued, there will be no dilution effect.

Plan of Distribution

There are thirty-two selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

    1.    On such public markets or exchange as the common stock may from time to time be trading;

    2.    In privately negotiated transactions;

    3.    Through the writing of options on the common stock;

    4.    In any combination of these methods of distribution;

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

    1.    The market price of our common stock prevailing at the time of sale;

    2.    A price related to such prevailing market price of our common stock; or

    3.    Such other price as the selling shareholders determine from time to time.

After the first anniversary of the issuance of the company's shares, they may also be sold in compliance with the Securities and Exchange Commission's Rule 144. There are five conditions to Rule 144:

    1)    Holding Period

    Before you may sell restricted securities in the marketplace, you must hold them for at least one year. The one-year period holding period begins when the securities were brought and fully paid for. The holding period only applies to restricted securities.

    2)    Adequate Current Information

    There must be adequate current information about the issuer of the securities before the sale can be made. This generally means the issuer has complied with the periodic reporting requirements of the Securities Exchange Act of 1934.

    3)    Trading Volume Formula

    After the one-year holding period, the number of shares you may sell during any three-month period can't exceed the greater of 1% of the outstanding shares of the same class being sold, or if the class is listed on a stock exchange or quoted on Nasdaq, the greater of 1% or the average reported weekly trading volume during the four weeks preceding the filing a notice of the sale on Form 144.

    4)    Ordinary Brokerage Transactions

    The sales must be handled in all respects as routine trading transactions, and brokers may not receive more than a normal commission. Neither the seller nor the broker can solicit orders to buy the securities.

    5)    Filing Notice with the SEC

    At the time you place your order, you must file a notice with the SEC on Form 144 if the sale involves more than 500 shares or the aggregate dollar amount is greater than $10,000 in any three-month period. The sale must take place within three months of filing the Form and, if the securities have not been sold, you must file an amended notice.

Please note that the rules for affiliates under Rule 144 differs substantially from the rules for non-affliates.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

    1.    Note engage in any stabilization activities in connection with our common stock;

    2.    Furnish each broker or dealer through which our common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

    3.    Not bid or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met. There are no pre-existing contractual agreements for any person to purchase the shares.

Of the 6,055,000 shares of common stock subscribed to and fully paid for as of October 31, 2005, 5,000,000 shares were owned by our officer and director and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Sekoya Holdings Ltd. and the selling security holders does not intend to use any means of distributing our prospectus other than by hand or the mails, such as various means of electronic delivery. Sekoy Holdings Ltd. and the selling security holders do not intend to use any forms of prospectus other than printed prospectuses, such as CD-ROMS, videos, etc.

As of the date of this prospectus, we have not had any discussion nor do we have any understandings with any broker-dealer over market-making activities.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell you shares.

Organization within the Last Five Years

Sekoya Holdings Ltd was incorporated in Nevada on May 19, 2005. In August of 2005, the board of directors voted to seek capital and began development of Sekoya Holdings' business plan. During August of 2005, Sekoya received its initial funding through the sale of common stock to investors. On November 2, 2005, Sekoya Holdings signed a contract with a website programmer, Randy Liu, to create and develop the initial phase of our company's website, icash.com.cn.

Description of Business

Overview

Sekoya Holdings Ltd. was incorporated in the state of Nevada on May 19, 2005. We intend to commence operations as an E-commerce company which will offer a new type of internet payment network for the Asian market. The initial country we plan to introduce our product and services to is China. We currently have signed a contract with a Chinese programmer to create and develop the initial phase of our website, icash.com.cn. The initial phase of our website is scheduled to be completed by the end of February 2006. We currently have not advanced beyond the business plan state from our inception until the date of this filing. In order for us to begin commercialization of our product, we will need to raise additional capital. We currently do not have a specific plan to raise these funds. During August of 2005,we received initial funding through the sale of common stock to investors. We do not intend to open any new stores; enter into any type of new business; or, purchase equipment or other assets in the next twelve month period following the date of this prospectus. From inception until the date of this filing, we have had no material operating activities. Our current cash balance is $2,962. We anticipate that our current cash balance may not satisfy our cash needs for the following twelve-month period.

We are applying to become a public reporting company in order to provide our shareholders increased liquidity for their common shares and to provide our company an alternative avenue to raise additional investment capital in order to proceed with our business plan. The selling shareholders are acting as underwriters for the registrant when re-selling their securities and will be conducting their offering of shares at the fixed price of $0.10/share for the duration of the offering.

Our principal executive offices are located at 916 West Broadway Street, Vancouver, British Columbia and our telephone number is (604) 269-6622. Our fiscal year end is October 31st.

Website Design Contract

On November 2, 2005, Sekoya Holdings Ltd. signed a Website Design Contract with Randy Liu, the web designer, to create and develop the initial phase of our company's website, www.icash.com.cn. The initial phase of our company's website is scheduled to be completed by the end of February 2006.

In consideration for Mr. Liu to create and develop the initial phase of our website, we accepted to pay the following fees:

1)   We agreed to pay Mr. Liu a fee of $25 USD per hour of work on the website. It is expected that the website will require 60 to 80 hours of work to complete.

Other than the items mentioned above, we are not required to make any other types of payments to the web designer during the term of the agreement.

Principal Products or Services and their Markets

This is the initial stage of our business. As of the date of this filing, we have not implemented our business plan.

We plan to introduce a new type of internet payment network to the Asian market. Our concept is to offer a pre-paid cash card, similar to that of a long distance phone card, which consumers will be able to use to make purchases on the Internet with. Consumers will be able to purchase these pre-paid cash cards in various denominations with cash at local, brick and mortar retailers, such as convenient stores or department stores. The consumer will then activate their pre-paid cash card on our website. After activation, the consumer will be free to use their pre-paid cash card to make purchases at any online merchant that uses our services. We also plan to establish a network of cash offices in selected locations so as to allow consumers and online merchants to have a place to go to physically to withdraw cash from their online account with our company.

As of the date of this prospectus, we do not have any contracts, agreements, and understandings with any manufacturer to create any cash cards, any retailer to distribute and sell our pre-paid cash cards, any online merchants to use our products and services, and any contractor or third party to establish or build a network of cash offices.

We intend to introduce our internet payment method to the Chinese market first. Management has chosen China for the initial launch because management believes the proposed product and service will be able to best serve the needs of the Chinese online economy. From management's experience, the Chinese economy remains primarily cash-based, as most citizens in China do not own or use credit cards or checks. Low credit card ownership in China makes facilitating online transacitons difficult, as the North American online economy has shown that the majority of online transactions are facilitated through the use of a creidt card. With our product being completely cash based, it completely satisfies the needs of the consumers and merchants for online transactions.

Competition

The current internet payment industry in China is highly fragmented. Large online merchants, such as sina.com.cn or shanda.com, offer proprietary internet payment systems that consumers can only use at one site. Smaller online merchants and sellers on internet auctions often use local shipping companies to pick up the cash payment at the time the goods are delivered to the buyer. The local shipping company would then remit the cash payment back to the online merchant or auction seller. There are many of these small shipping companies that provide cash pick up service, but each company often only serves a very small region or just one city.

Revenue

As of the date of this filing, we have not generated any revenues, as we have had no operational activities.

Insurance

Currently, we have no insurance coverage

Governmental Regulation

Our business, when commercialized, will be subject to the regulations of the Chinese Ministry of Information. If the costs are not prohibitive, we may hire a local consultant to help ensure that our business is in full compliance with all necessary regulations.

Offices

The Company's headquarters and executive offices are located at 916 West Broadway, Vancouver, British Columbia. Our telephone number is (604) 269-6622. We are currently renting these premises on a month to month basis.

Employees

We currently have no employees, other than our director, because there is no operational store in existence as of the date of this prospectus.

Subsidiaries

We do not have any subsidiaries.

Bankruptcy, Receivership, or Similar Proceeding

There have been no bankruptcy, receivership or similar proceedings.

Patents and Trademarks

We have registered the domain name, icash.com.cn, which we will have exclusive usage of for one year, subject to renewal annually.

Other than the above, we do not own, either legally or beneficially, any patents or trademarks.

Legal Proceedings

We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates' a party adverse to us in any legal proceeding.

Management's Discussion and Analysis or Plan of Operation

Plan of Operation for the Next Twelve Months

Our plan of operation for the twelve months following the date of this prospectus is to prepare for the commencement of business operations in China. The process may include, but not exclusively, activities such as:

-        Completing the development of the initial phase of the website. The initial phase of the website will be used as an advertising tool for potential investors and online merchants. We may   also incorporate a mock/trial database system into the initial phase of the website. We expect to finish this by the end of February 2006.

-        We will be looking to develop relationships with Chinese online merchants and retailers to gauge their interest in our project and to seek companies who are interested in using our   services. We expect to accomplish this by the end of December 2006.

-       We will be looking to assemble a team of web programmers to develop the commercial version of our website. We expect to accomplish this by the end of August 2006.

-        We will be conducting a search for a manufacturer that will be able to produce the cash cards we require for our operations. We expect to accomplish this by the end of December    2006.

-        We plan to have our website finished and ready for commercial use by the end of March 2007.

We expect that we will be commencing operations in China by the end of June of 2007. We expect that our business operations will become profitable by the end of December of 2008. We may incur a significant debt obligation in the future if we decide to finance an acquisition of a piece of commercial property. As of the date of this prospectus, we have not entered into any commitments or understandings with any financial institutions in regards to any mortgage or bank loans.

We estimate that our current working capital position of approximately $2,962 will be more than sufficient to meet our short term cash needs for the next twelve-month period. We do not intend to open any new stores; enter into any type of new business; or, purchase equipment or other assets in the next twelve month period following the date of this prospectus.

While we have sufficient funds on hand to continue our organizational and research activities, our cash reserves are not sufficient to commence operations of our business plan. As a result, we will need to seek additional funding in the near future for the initial capital requirements of commercializing our operations. We currently do not have a specific plan of how we will obtain such funding; however, we anticipate that additional funding will be in the form of equity financing from the sale of our common stock. In the event we are not successful in selling our common stock, we may also seek to obtain short-term loans from our director, although no such arrangement has been made. At this time, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock or through a loan from our director to meet our initial capital requirement needs.

If we are unable to raise the required financing, we will be delayed in commencing our business plan.

Off Balance Sheet Arrangements

The Company currently has no off-balance sheet arrangements.

Management

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our present officers and directors are set forth below:

Name	Age	Position Held
Shirley Wong	42	President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Treasurer, Secretary, and Director

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

Shirley Wong has been our president, principal executive officer, principal financial officer, principal accounting officer, treasurer and director since July 6, 2005.

Ms. Wong has a strong working background as a teacher for the past 15 years for the Vancouver School Board. She also has 10 years of consulting experience, specializing in business process improvement, instructional management, adult education training, and human resources management.

Ms. Wong's educational background has also prepared her for management, as she has received her Bachelors of Education as well as a Masters of Arts in Education Administration and Supervision.

Audit Committee Financial Report

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict of interest that we foresee is that our officers and directors devote time to projects that do not involve us.

Executive Compensation

The following table sets forth information with respect to compensation paid by us to our officers and directors during the most recent fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table
Long Term Compensation
	Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position (1)	Year	Salary($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARSs (#)	LTIP Payouts ($)	All Other Compensation ($)
Shirley Wong	2005	0	0	0	0	0	0	0
President, Treasurer, Secretary, and Director

(1)    All compensation received by the the officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not have any plans to pay our directors any money.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Principal and Selling Shareholders

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares. The address for Mrs. Shirley Wong is our address at 916 West Broadway, Vancouver, British Columbia.

Name of Beneficial Owner	Direct Amount of Beneficial Owner	Position	Percent of Class
Shirley Wong	5,000,000	President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Treasurer, Secretary and Director	82.58%
All officer and directors as a Group (1 person)	5,000,000		82.58%

Securities authorized for issuance under equity compensation plans

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares. All of the selling shareholders are friends and/or business associates of our sole officer and director. All of the selling shareholders are friends and/or business associates of our sole officer and director.

Name	Total Number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Wong, Shirley	5,000,000	82.58%	5,000,000	0.00%
Huang, He	200,000	3.30%	200,000	0.00%
Bai, Yun He	200,000	3.30%	200,000	0.00%
Tian, Li Zhi	200,000	3.30%	200,000	0.00%
Liu, Yue	50,000	0.83%	50,000	0.00%
Mi, Feng Jun	50,000	0.83%	50,000	0.00%
Fu, Zhan Xin	50,000	0.83%	50,000	0.00%
Ma, Song	50,000	0.83%	50,000	0.00%
Zhang, Xin Ran	50,000	0.83%	50,000	0.00%
Li, Jing	50,000	0.83%	50,000	0.00%
Du, Hong Feng	50,000	0.83%	50,000	0.00%
Tai, Hao	5,000	0.08%	5,000	0.00%
Piao, Shu	5,000	0.08%	5,000	0.00%
Fang, Yuan	5,000	0.08%	5,000	0.00%
Lu, Xi	5,000	0.08%	5,000	0.00%
Liu, Chang	5,000	0.08%	5,000	0.00%
Liu, De Quan	5,000	0.08%	5,000	0.00%
Liang, Shuai	5,000	0.08%	5,000	0.00%
Guan, Wei	5,000	0.08%	5,000	0.00%
He, Huan	5,000	0.08%	5,000	0.00%
Chen, Ke	5,000	0.08%	5,000	0.00%
Wang, Xue	5,000	0.08%	5,000	0.00%
Xu, Bai Hui	5,000	0.08%	5,000	0.00%
Ti, Yang	5,000	0.08%	5,000	0.00%
Sun, He Juan	5,000	0.08%	5,000	0.00%
Wang, Yun Kun	5,000	0.08%	5,000	0.00%
Huang, Huan	5,000	0.08%	5,000	0.00%
Wang, Xin Jia	5,000	0.08%	5,000	0.00%
Li, Chang Chun	5,000	0.08%	5,000	0.00%
Hou, Zuo Peng	5,000	0.08%	5,000	0.00%
Zhang, Die Yong	5,000	0.08%	5,000	0.00%
Liu, Jia	5,000	0.08%	5,000	0.00%
Total	6,055,000	100.00%	6,055,000	0.00%

6,055,000 shares of common stock have been subscribed to and fully paid for as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons. The following is a summary of the issuances of shares pursuant to Reg. S of the Act.

a) In August 2005,  5,000,000 shares of our common stock were subscribed to and fully paid for by Shirley Wong in consideration of $0.001 per share or a total of $5,000

b) In August 2005, 600,000 shares of our common stock were subscribed to and fully paid for by three individuals in consideration of $0.01 for a total of $6,000.

c) In August 2005, we issued 350,000 shares of common stock were subscribed to and fully paid for by eight individuals in consideration of $0.01 per share for a total of $3,500.

d) In August 2005, we issued 105,000 shares of common stock were subscribed to and fully paid for by twenty individuals in consideration  of $0.10 per share for a total of $10,500.

Future Sales of Shares

A total of 6,055,000 shares of common stock are subscribed to and fully paid for. Of the 6,055,000 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. Of the 6,055,000 restricted shares, all are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

Description of Securities

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. The holders of our common stock:

-    have proportional rights to dividends from funds legally available if and when declared by our board of directors;

-    are entitled to a proportional share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

-    do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

-    are entitled to one non-cumulative vote per share on all matters on which stockholders may vote

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non Cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Empire Stock Transfer Inc., Suite 300-7251 West Lake Mead Boulevard, Las Vegas, Nevada 89128 and its telephone number is (702) 562-4091.

Certain Transactions

5,000,000 shares of common stock were subscribed to and fully paid for by Shirley Wong, our president and a member of the board of directors in August 2005, in consideration of $5,000.

Litigation

We are not a party to any pending litigation and none is contemplated or threatened.

Experts

Our financial statements for the period from inception to September 30th, 2005, included in this prospectus have been audited by Gordon K. W. Gee, Chartered Accountant, 325 Howe Street, Suite 605, Vancouver, British Columbia V6C 1Z7.

Legal Matters

Certain legal matters with respect only to the validity and nonassessability under Nevada law of the Shares of Common Stock will be passed on for the Company by Erwin & Thompson LLP, Reno, Nevada. Their address is 1 East Liberty St., Suite 424, P.0. Box 40817, Reno, Nevada, 89504

Financial Statements

GORDON K.W. GEE	601 - 325 Howe Street, An Incorporated Professional, Vancouver BC, V6C 1Z7
CHARTERED ACCOUNTANT	Tel: 604-689-8815, Fax: 604-689-8838, E-mail: gkwg@telus.net

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Sekoya Holdings Ltd.:

I have audited the accompanying  balance sheet of Sekoya Holdings Ltd. as at 31 October 2005 and the related  statements of operations and deficit, cash flow and changes in shareholder's equity and comprehensive income for the period then ended. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I have conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, these financial statements present fairly, in all material respects, the financial position of Sekoya Holdings Ltd. as at 31 October 2005 and the results of the operations and cash flow of the company for the period then ended, in conformity with generally accepted accounting principles accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.   As discussed in Note 3 to the financial statements, the Company has had limited operations and have not commenced planned principal operations.  This raises substantial doubt about its ability to continue as a going concern.  Management's plan in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, BC, Canada	/s/ "Gordon K.W. Gee"
16 January, 2006	CHARTERED ACCOUNTANT

SEKOYA HOLDINGS LTD.

BALANCE SHEET

AS AT OCTOBER 31, 2005

(A DEVELOPMENT STAGE COMPANY)

(Expressed in US Dollars)

2005
$
Assets
Current Assets
Cash	2,962
Total Assets	2,962

Liabilities
Current Liabilities
Accounts Payable and Accrued Liabilities	3,700

Shareholders' Equity
Share Capital (Note 5)	25,000
Deficit	(25,738)
(738)

Total Liabilities and Shareholders' Equity	2,962

Approved by the Director:
/s/ "Shirley Wong", Director

See Accompanying Notes

SEKOYA HOLDINGS LTD.

STATEMENT OF OPERATIONS AND DEFICIT

FOR THE PERIOD 19 MAY 2005 TO 31 OCTOBER 2005

(A DEVELOPMENT STAGE COMPANY)

(Expressed in US Dollars)

2005
$
General and Administrative Expenses
Consulting and Professional Fees	23,700
Facilities Costs	2,000
Bank Charges and Interest	38

LOSS AND DEFICIT	($25,738)

WEIGHTED AVERAGE, FULLY DILUTE EARNINGS PER SHARE	0.004

See Accompanying Notes

SEKOYA HOLDINGS LTD.

CASH FLOW STATEMENT

FOR THE PERIOD ENDED 19 MAY 2005 TO 31 OCTOBER 2005

(A DEVELOPMENT STAGE COMPANY)

(Expressed in US Dollars)

2005
$
Operating Activities
Net Loss	(25,738)

Changes in Non-cash working capital accounts
Accounts Payable and Accrued Liabilities	3,700
(22,038)

Financing Activities
Issuance of share capital	25,000

INCREASE (DECREASE) IN CASH	2,962

See Accompanying Notes

SEKOYA HOLDINGS LTD.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

FOR THE PERIOD ENDED 19 MAY 2005 TO 31 OCTOBER 2005

(A DEVELOPMENT STAGE COMPANY)

(Expressed in US Dollars)

2005
$
(Loss) for the Period	(25,738)
Share Subscriptions	25,000
Balance, end of period	(738)

See Accompanying Notes

SEKOYA HOLDINGS LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 OCTOBER 2005

(A DEVELOPMENT STAGE COMPANY)

(Expressed in US Dollars)

Note 1    Incorporation and Operating Activities

Sekoya Holdings Ltd.. was incorporated on 19 May 2005,  under the laws of the State of Nevada, U.S.A. Operations, as a development stage company started on that date, i.e., 19 May 2005.

At the period end, the Company has not acquired any projects or business ventures for future activities.

Note 2    Summary of Significant Accounting Policies

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into USA dollars at the period end exchange rate, non‑monetary assets are translated at historical exchange rates and all income and expenses are translated at average exchange rates prevailing during the period.  Foreign currency translation adjustments are included in income.

Loss per Share

Loss per share has been calculated based on the weighted average number of shares outstanding.

Fair Value of Financial Instruments

The respective carrying value of certain on‑balance sheet financial instruments approximate their fair values.  These financial statements include cash, receivables, advances receivable, cheques issued in excess of cash, accounts payable and property obligations payable.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  Unless otherwise noted, fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could materially differ from these estimates.

Reporting on the Costs of Start-Up Activities

Statement of Position 98‑5 (SOP 98‑5), "Reporting on the Costs of Start‑Up Activities," which provides guidance on the financial reporting of start‑up costs and organizational costs, to be expensed as incurred. SOP 98‑5 is effective for fiscal years beginning after 15 December 1998. With the adoption of SOP 98‑5, there has been little or no effect on the Company's financial statements.

Future Income Taxes

The company recognizes income taxes using an asset and liability approach.  Future income tax assets and liabilities are computed annually for differences between the financial statements and bases using enacted tax laws and rates applicable to the periods in which the differences are expressed to affect taxable income.

Year End

The Company has adopted 31 October as its fiscal year end.

Note 3    Going Concern

The Company's financial statement are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company has not commenced its planned principal operations and has generated no revenues.  In order to obtain the necessary capital, the Company is in the process of raising funds from private placement subscriptions.  The Company is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful, without sufficient financing it would be unlikely for the Company to continue as a going concern.

The officer and director is involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests.  The Company has not formulated a policy for the resolution of such conflicts.

Note 4    Share Capital

Authorized ‑ 100,000,000 common shares with a par value of $0.001 per share

Issued ‑  6,055,000 shares have been subscribed to, and which have not yet been certificated. However, the By-Laws of the company treat uncertificated shares as if the shares were certificated. Accordingly, uncertificated share subscribed to have the same rights as those shares which have been certificated.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on February 28, 2006.

Sekoya Holdings Ltd.

By: /s/ "Shirley Wong"

Shirley Wong

President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Treasurer, Secretary and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Shirley Wong, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ "Shirley Wong" Shirley Wong	President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Treasurer, and Director	February 28, 2006